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                                                                    Exhibit 99.1


                               FOR:         DECKERS OUTDOOR CORPORATION

                               APPROVED BY: Scott Ash
                                            Chief Financial Officer
                                            (805) 967-7611

                               CONTACT: Integrated Corporate Relations, Inc. Chad A. Jacobs/Thomas M. Ryan
                                            (203) 222-9013
FOR IMMEDIATE RELEASE

           DECKERS OUTDOOR CORPORATION SIGNS TEVA LICENSE THROUGH 2011
                  AND OBTAINS AN OPTION TO BUY ALL TEVA RIGHTS

GOLETA, California, June 8, 1999 -Deckers Outdoor Corporation (NASDAQ - DECK) announced today that it signed a new exclusive footwear licensing agreement with licensor Mark Thatcher that will become effective January 1, 2000.

Under the new license agreement, Deckers receives the exclusive worldwide rights for the manufacture and distribution of Teva footwear through 2011, provided that minimum sales levels are achieved. As with the previous arrangement, the new agreement provides for a sliding scale of royalty rates, depending on sales levels. Additionally, the Company has agreed to increase the contractual marketing expenditure, depending on sales levels and varying by territory. As additional consideration, the Company will pay the licensor a licensing fee of $1,000,000 and issue him 428,743 shares of previously unissued common stock, subject to various contractual and other holding period requirements. Deckers also received an option to buy all worldwide rights to all Teva products. The option price is based on formulas tied to net sales and varies depending on when the option is exercised. If Deckers does not exercise its option before January 1, 2010, Mr. Thatcher has the option to acquire the Teva distribution rights from Deckers for the remainder of the license term.

Chairman and Chief Executive Officer Doug Otto commented, "We are pleased that we were able to successfully negotiate a favorable arrangement with Mr. Thatcher. We have enjoyed a very successful relationship with Teva over the past 12 years, growing the brand together into the leading sport sandal in the market today, as well as one of the premier outdoor brands worldwide. We look forward to continued prosperity in the future."

Mark Thatcher commented, " I expect Deckers' recent management restructuring will enhance our existing relationship and will allow us to work closer with Deckers going forward. I am enthusiastic about the new deal and look forward to being a part of Deckers in the future."

Deckers Outdoor Corporation designs and markets innovative, function oriented footwear and apparel, developed specifically for high performance outdoor, sports and other lifestyle-related activities as well as for casual use. The Company's products are offered under the Teva, Simple, Ugg and Picante brand names.






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